UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2011

Global Growth Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-156479	26-3859644
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 South Orange Avenue

Orlando, Florida 32801

(Address of principal executive offices)

Registrant’s telephone number, including area code: (407) 650-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

Global Growth Trust, Inc. (the “Company”) through its operating partnership, Global Growth, LP (the “Operating Partnership”), entered into a purchase and sale agreement, effective August 17, 2011, with Leeward Strategic Properties, Inc., a Delaware corporation and an affiliate of General Electric Capital Corporation, to acquire a three building office complex totaling 263,742 net rentable square feet, located in Duluth, Georgia (the “PSA”). The buildings are, in the aggregate, 42% leased to approximately 30 tenants. The purchase price for the three properties is $14.1 million. It is expected that $7 million of the purchase price will be funded by a mortgage loan currently being negotiated with RBC Bank in the amount of approximately $11.15 million, and the balance of the purchase price, together with closing costs, will be paid from net proceeds of the Company’s current public offering. Approximately $4.15 million of the loan proceeds are excepted to be used to fund up to $300,000 in capital improvements and up to $3.85 million in future leasing commissions and tenant improvements for leases meeting certain requirements. It is expected that the Company will be required to provide a limited guaranty of the loan. The seller is not an affiliate of the Company.

In connection with this pending acquisition, the Company funded an escrowed earnest money deposit of $150,000, which became nonrefundable upon the expiration of the due diligence period on October 3, 2011. The earnest money deposit will be applied toward the purchase price for the properties at the closing of the acquisition. The PSA had been subject to various contingencies, including completion of due diligence satisfactory to the Company. As a result of the expiration of the due diligence period, the earnest money deposit becoming nonrefundable, and approval of the acquisition by the Company’s board of directors, all as of October 3, 2011, the Company deemed the properties probable of acquisition on that date. However, the closing is subject to certain other contingencies, such as the obtaining and/or finalization of acceptable financing. Assuming all contingencies are satisfied, it is expected that the closing of the acquisition of the three properties will occur in mid to late October 2011. There can be no assurance that any or all contingencies will be satisfied and that the transaction will ultimately be completed on the terms set forth above or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Purchase and Sale Agreement between Leeward Strategic Properties, Inc. and Global Growth, LP, effective August 17, 2011. (filed herewith).

Certain statements in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. Given these uncertainties, the Company cautions investors and potential investors not to place undue reliance on such statements. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 6, 2011	GLOBAL GROWTH TRUST, INC.

	By:	/s/ Steven D. Shackelford
	Name:	Steven D. Shackelford
	Title:	Chief Financial Officer